Exhibit 10.2

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Award Agreement”) is between Millipore Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Corporation”) and [NAME] (the “Employee”). Initially capitalized terms not defined herein shall have the meaning given to such terms in the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”).

The Corporation has awarded the Employee, effective on [DATE], 2008, [#] Restricted Stock Units under the terms of the Plan, subject to the terms set forth below.

The Corporation and the Employee agree that the following terms and conditions shall govern this Award:

1.	Application of Plan Terms; Nature of Award: This Award shall be subject to all the terms of the Plan, and the Employee agrees to be bound by such terms and by the terms of this Award Agreement. Each Restricted Stock Unit covered by this Award, subject to adjustment as provided in Sections 11 and 15 of the Plan and Section 8 of this Award Agreement, represents the conditional right of the Employee to receive one Share of Stock or an amount in cash equal to the Fair Market Value of one Share of Stock, in accordance with Section 4 below.

2.	Definitions: For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“409A Change of Control” shall mean a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code.

“Change of Control Severance Agreement” shall mean any agreement between the Corporation, on the one hand, and the Employee, on the other hand, that is in effect on the date hereof which provides that equity-based awards (such as the Restricted Stock Units) will not vest automatically upon a change of control of the Corporation and instead will become vested if the Employee’s employment with the Corporation (or its successor) is terminated under certain circumstances following such change of control.

“Deferred RSUs” shall mean any Restricted Stock Units the Scheduled Vesting Date of which is either (A) after or (B) less than 30 days before March 15 of the year following the year in which the Employee becomes eligible for Retirement.

“Non-Deferred RSUs” shall mean any Restricted Stock Units the Scheduled Vesting Date of which is at least 30 days before March 15 of the year following the year in which the Employee becomes eligible for Retirement.

“Scheduled Vesting Date” shall mean, with respect to a Restricted Stock Unit, the date on which such Restricted Stock Unit is scheduled to vest pursuant to Section 3 of this Award Agreement.

3.	Scheduled Vesting Dates: The Restricted Stock Units shall be scheduled to vest, except as hereinafter provided, as follows:

[Scheduled Vesting Date 1]: 25%	OR	[Scheduled Vesting Date 1]: 100%
[Scheduled Vesting Date 2]: 25%
[Scheduled Vesting Date 3]: 25%
[Scheduled Vesting Date 4]: 25%

4.	Settlement of Restricted Stock Units: The Corporation shall deliver or cause to be delivered to the Employee, or his or her legal guardian or legal representative, a certificate for the Stock represented by the Restricted Stock Unit (or other evidence of the delivery of such Stock) or an amount in cash equal to the Fair Market Value of such Stock, as follows:

(a)	Non-Deferred RSUs: The following provisions shall apply only to those Restricted Stock Units that are Non-Deferred RSUs:

(i)	The Corporation shall deliver Shares or other consideration in settlement of Non-Deferred RSUs to the Employee (or to such Employee’s legal guardian or legal representative) not later than the 30th day following the Scheduled Vesting Date of such Non-Deferred RSUs, provided that the Employee has remained employed by the Corporation or any of its subsidiaries until the Scheduled Vesting Date, except as set forth in this Award Agreement.

(ii)	Unless the Employee is party to a Change of Control Severance Agreement, if a Change of Control (without regard to whether such Change of Control constitutes a 409A Change of Control) occurs prior to the Scheduled Vesting Date or the vesting requirements with respect to such Non-Deferred RSUs are otherwise satisfied prior to the Scheduled Vesting Date, the Corporation shall deliver Shares or other consideration in settlement of such Non-Deferred RSUs to the Employee (or to such Employee’s legal guardian or legal representative) not later than the 30th day following the date that the applicable vesting requirements are satisfied. Solely for purposes of this paragraph, the applicable vesting requirements shall be deemed to have been satisfied when the Non-Deferred RSUs are no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code).

(b)	Deferred RSUs: The following provisions shall apply only to those Restricted Stock Units that are Deferred RSUs:

(i)

If, as of the Scheduled Vesting Date, (A) the Employee has not experienced a “separation from service” (within the meaning of Section 409A of the Code) and (B) unless the Employee is party to a Change of Control Severance Agreement, no 409A Change of Control has occurred, then, provided that the Employee has remained employed by the Corporation or any of its subsidiaries until the Scheduled Vesting Date, except as set forth in this Award

Agreement, the Corporation shall deliver Shares or other consideration in settlement of such Deferred RSUs to such Employee (or to such Employee’s legal guardian or legal representative) not later than the earlier of (x) the 30th day following the Scheduled Vesting Date and (y) the last day of the year in which the Scheduled Vesting Date occurs.

(ii)	If the Employee experiences a “separation from service” (within the meaning of Section 409A of the Code) prior to the Scheduled Vesting Date as a result of Retirement, then the Corporation shall deliver Shares or other consideration in settlement of such Deferred RSUs to such Employee (or to such Employee’s legal guardian or legal representative) not later than the 30th day following the date of such separation from service; provided, however, that if, at the time of such separation from service, such Employee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time), then the Corporation shall not deliver such Shares or such other consideration until the earliest of (A) the first business day after the six-month anniversary of such separation from service, (B) the Scheduled Vesting Date, (C) unless the Employee is party to a Change of Control Severance Agreement, the occurrence of a 409A Change of Control, and (D) the date of the Employee’s death.

(iii)	If the employment of the Employee with the Corporation is terminated by reason of death or disability (within the meaning of Section 409A of the Code) prior to the Scheduled Vesting Date but after such Employee becomes eligible for Retirement, the Corporation shall deliver Shares or other consideration in settlement of such Deferred RSUs to such Employee (or to such Employee’s legal guardian or legal representative) not later than the 30th day following the Scheduled Vesting Date.

(iv)	Unless the Employee is party to a Change of Control Severance Agreement, if a Change of Control that constitutes a 409A Change of Control occurs prior to the Scheduled Vesting Date, the Corporation shall deliver Shares or other consideration in settlement of the Deferred RSUs to the Employee (or to such Employee’s legal guardian or legal representative) not later than the 30th day following the date of such 409A Change of Control.

(v)	Unless the Employee is party to a Change of Control Severance Agreement, if a Change of Control that does not constitute a 409A Change of Control occurs prior to the Scheduled Vesting Date, the Employee’s rights with respect to the Deferred RSUs shall become vested upon such Change of Control, but no Shares or other consideration shall be delivered in settlement of such Deferred RSUs until the earliest permissible payment event under Section 409A of the Code that occurs with respect to such Deferred RSUs following such Change of Control.

5.	Change of Control Severance Agreement: If the Employee is party to a Change of Control Severance Agreement, treatment of Restricted Stock Units upon and following a change of control of the Corporation shall be governed by such Change of Control Severance Agreement.

6.	Termination of Employment and Forfeiture of Shares: If the employment of the Employee with the Corporation shall terminate for any reason prior to the Scheduled Vesting Date, except as explicitly provided in Section 4 or as set forth in any Change of Control Severance Agreement, all outstanding Restricted Stock Units shall be forfeited.

7.	Restricted Stock Units Not Transferable: Employee’s rights with respect to the Restricted Stock Units evidenced by this Award Agreement may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void.

8.	Miscellaneous:

(a)	The Employee shall have no rights of a shareholder with respect to any Stock subject to the Restricted Stock Units until such time, if any, as such Stock is actually delivered.

(b)	If, at the time of delivery of Shares or other consideration in settlement of the Restricted Stock Units, the Employee shall not be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Corporation, then such delivery shall be subject to the Corporation’s right to withhold from such delivery, or from other consideration due to the Employee, in whole or in part, any liability for withholding taxes with respect to such Restricted Stock Units, or to require the Employee to make other arrangements satisfactory to the Corporation for the satisfaction of such liability. If, at the time of delivery of Shares or other consideration in settlement of the Restricted Stock Units, the Employee shall be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Corporation, then, in such Employee’s discretion, such Employee may satisfy, in whole or in part, any liability for withholding taxes with respect to such Restricted Stock Units by having the Corporation withhold from the Shares such Employee would be entitled to receive pursuant to such Restricted Stock Units a number of Shares having a Fair Market Value equal to such liability.

(c)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 11 of the Plan.

(d)	The Employee agrees that any sale or transfer of Stock subsequent to the delivery of such Stock hereunder shall be in conformity with all applicable laws, rules and regulations.

(e)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 15 of the Plan.

(f)	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

8.	Section 409 of the Code:

(a)	It is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)	Neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to the Employee or for the Employee’s benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Corporation or any of its affiliates.

(c)	Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Award Agreement as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

MILLIPORE CORPORATION

By

Bruce Bonnevier
Corporate Vice President
Human Resources

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